Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Circular on Form 1-A of our report dated November 14, 2018, relating to the financial statement of Fundrise Growth eREIT III, LLC, appearing in this Regulation A Offering Circular.

We also consent to the reference of our firm under the heading “Experts” in such Regulation A Offering Circular.

/s/RSM US LLP

McLean, Virginia
December 21, 2018